UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                               __________________


                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


         Date of Report (Date of earliest event reported): June 30, 2005


                        General DataComm Industries, Inc.
             ------------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)


          Delaware                      1-8086                  06-0853856
----------------------------         ------------           ------------------
(State or Other Jurisdiction         (Commission              (IRS Employer
      of Incorporation)              File Number)           Identification No.)


         6 Rubber Avenue, Naugatuck, CT                          06770
     ----------------------------------------                  ----------
     (Address of Principal Executive Offices)                  (Zip Code)


        Registrant's telephone number, including area code (203)-729-0271
                                                           --------------


                                       N/A
          -------------------------------------------------------------
          (Former Name or Former Address, if Changed Since Last Report)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13c-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets
Item 8.01. Other Events

In August 2001, the Company received a note in the amount of $17.0 million as partial consideration for the sale of its Broadband Systems division and retained a security interest in the underlying assets sold. Shortly thereafter, the Company, the purchaser (Ahead Communication Systems, Inc.) and the purchaser's parent company in Austria (Ahead Communications Systems AG), which had guaranteed payment of the note, all filed for bankruptcy protection, the purchaser ("Ahead") defaulted on the note payment and disputes arose relating to the division sale agreements. As a result, the Company established a valuation reserve for a substantial portion of the note and, as a result, recorded a related loss in fiscal 2001. The note is currently fully reserved so that any future recoveries will result in recording a gain.

On May 19, 2005, the Company, Ahead and the Official Committee of Unsecured Creditors in the Ahead bankruptcy case filed with the Bankruptcy Court for the District of Connecticut a jointly approved Chapter 11 Plan (the "Plan") which was confirmed on June 15, 2005 by the Bankruptcy Court and which became effective June 30, 2005. The Plan provided for creation of a fund in the amount of $500,000 for distribution to the unsecured creditors of Ahead. Under the Plan, all remaining property, including cash (after payment of amounts due for administration claims, priority tax claims, unsecured claims and priority claims) was transferred to a newly organized Connecticut subsidiary of the Company, Successor Communications Systems, Inc. ("New Ahead") which issued a secured demand promissory note in the amount of $5,050,000 ("New Note") to General DataComm, Inc., holder of the old note which was discharged. The New
Note is secured by all the assets of New Ahead. Under the Plan, Ahead was dissolved in Delaware on the effective date and New Ahead's name was changed to Ahead Communications Systems, Inc. Under the Plan, New Ahead offered employment to all employees of Ahead and Mr. Anton Kaeslin, President of Ahead, became President, Chief Executive Officer and a director of New Ahead. The Company believes that all employees of old Ahead will accept employment with New Ahead, which is operated as a wholly owned subsidiary of the Company at Ahead's former office in Middlebury, Connecticut.

The Company anticipates that it will record a gain in the quarter ended June 30, 2005 to reflect the acquisition of the Ahead business received in settlement of the note, as described above, that Ahead owed to the Company. Such gain cannot be finalized until the fair value of the Ahead business as of June 30, 2005 is determined, which valuation is expected to be completed in the quarter ending September 30, 2005. The unaudited revenues of Ahead for the twelve months ended June 30, 2005 were approximately $6.5 million, the unaudited net book value of Ahead's tangible assets at June 30, 2005 is estimated to be between $2,000,000 and $2,500,000, and the number of Ahead employees at June 30, 2005 was 24. Such unaudited amounts are subject to change based upon audit, and related review of valuation accounts and reserves. There can be no assurance that New Ahead's sales levels will remain at historical levels, that operations will be profitable in the future, or that sufficient cash flows will be generated by New Ahead to sustain current operating levels.

Beginning June 30, 2005 the Company's consolidated balance sheet will include the assets and liabilities of New Ahead. Furthermore, the operating results and cash flows of New Ahead will be included in the Company's consolidated income and cash flow statements beginning with the quarter ending September 30, 2005.




                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                              General DataComm Industries, Inc.
                                                        (Registrant)

                                              By: /s/ WILLIAM G. HENRY
                                                 -------------------------------
                                                 William G. Henry
                                                 Vice President, Finance and
                                                 Administration, and
                                                 Principal Financial Officer

July 6, 2005